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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 10, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of Exeter Fund, Inc. - Small Cap Series, Technology Series, International Series, Life Sciences Series, World Opportunities Series, Global Fixed Income Series, New York Tax Exempt Series, Ohio Tax Exempt Series and Diversified Tax Exempt Series which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Custodian, Independent Accountants and Counsel," and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers  LLP
Boston,  MA
April  28,  2003